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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE


MONDAY JUNE 19, 1:51 PM EASTERN TIME
COMPANY PRESS RELEASE
SYNAGRO ANNOUNCES COMPLETION OF EPIC ACQUISITION


HOUSTON--(BUSINESS WIRE)--June 19, 2000--Synagro Technologies, Inc. (Nasdaq
SmallCap: SYGR - NEWS), one of the country's largest independent, full service providers of residuals management services, announced today that it has completed the acquisition of Environmental Protection & Improvement Company, Inc. ("EPIC"), a wholly owned subsidiary of Compost America Holding Company, Inc. ("Compost") for a purchase price of $37.5 million. If certain financial targets are attained over the subsequent three years, additional consideration will be paid to Compost. Other terms of this transaction were not disclosed.

         EPIC is a waste transportation and management company headquartered in Denville, New Jersey. EPIC specializes in transporting biosolids by rail for disposal or land application for beneficial reuse. In addition, EPIC utilizes its rail fleet in transporting a variety of other waste streams, including incinerator ash and soils. EPIC's primary loading facility is located in Newark, New Jersey and is operated 7-days a week, 24-hours a day. EPIC currently operates a fleet of approximately 150 high-capacity railcars and 1,300 containers. EPIC's intermodal transportation systems provide a quick, safe, direct, reliable and cost effective mode of transporting specialty waste streams. Since its inception in 1990, EPIC has successfully transported over two million tons of material for industrial and municipal generators, including New York City, Passaic Valley Sewage Commission, Bergen County, and Sevenson Environmental. A majority of EPIC's work is under long-term contract and represents approximately $170 million in contract work that has not been completed or billed. EPIC will add approximately $23 million in annual revenues and is expected to be accretive to Synagro's calendar year 2000 earnings per share.

         Robert J. Longo, President of EPIC, stated "EPIC is excited about bringing its rail expertise to Synagro. Synagro's current and future customers should benefit tremendously from EPIC's unique skills of transporting biosolids over long distances efficiently and economically." Synagro is the fastest growing company focused on organic residuals management services, and has operations located throughout the country. In addition to pursuing acquisitions in key markets, the company is positioning itself as the national provider of biosolids services to municipalities and wastewater privatization projects throughout North America.



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         This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (1) the ability to find, timely close, and integrate acquisitions, (2) changes in accounting practices and treatment for acquisitions, (3) unseasonable weather, (4) changes in government regulations, and (5) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.


Contact:
     Synagro Technologies Inc., Houston
     Ross M. Patten, 713/369-1700




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